3329100

ENDORSED - FILED
in the office of the Secretary of State
of the State of California

OCT 22 2010

ARTICLES OF INCORPORATION

I

The name of this corporation is **US-TIANXIA SOFTWARE TECHNOLOGY INT'L, INC.**

II

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the **GENERAL CORPORATION LAW** of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

The name and address in the State of California of this corporation's initial agent for service of process is:

NAME: YUANHUA QIAO

ADDRESS: 1004 W. WEST COVINA PKWY # 259
WEST COVINA, CA 91790

IV

This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 250,000,000

(Tengkun Yu), **Incorporator**

I hereby certify that the foregoing transcript of 1 page(s) is a full, true and correct copy of the original record in the custody of the California Secretary of State's office.

NOV 06 2010

Date:

Debra Bowen

DEBRA BOWEN, Secretary of State